                                                              Exhibit 99.B(4)(g)

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
132 Turnpike Road, Suite 210
Southborough, MA 01772

STEP-UP DEATH BENEFIT RIDER

As used in this Rider, "Contract" means the contract or certificate to which this Rider is attached. This Rider forms a part of the Contract to which it is attached from the Date of Issue. Terms not defined in this Rider have the meaning given to them in the Contract. In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract.

BENEFIT UNDER THE RIDER: If you elect the Step-Up Death Benefit, the death benefit will be equal to the greatest of the following, less Debt:

     1)   The Contract Value as of the date we receive due proof of death;

     2)   The Purchase Payment Death Benefit, described below; or

     3)   The Step-Up Death Benefit, described below.

The Purchase Payment Death Benefit on the Date of Issue is equal to the initial Purchase Payment (not including the corresponding PPB). We will increase the Purchase Payment Death Benefit by the amount of each Purchase Payment (not including the corresponding PPB). The Purchase Payment Death Benefit after a withdrawal will be equal to the lesser of:

          (a) The Purchase Payment Death Benefit immediately prior to the withdrawal minus the amount of the withdrawal (including any withdrawal charges, premium taxes, and federal and state income taxes and penalty taxes); or

          (b) The Purchase Payment Death Benefit immediately prior to the withdrawal multiplied by the Proportional Reduction Factor.

               The Proportional Reduction Factor is equal to (1) divided by (2), where:

               (1)  is the Contract Value after the withdrawal, and

               (2)  is the Contract Value immediately prior to the withdrawal.

The Step-Up Death Benefit on the Date of Issue is equal to the initial Purchase Payment (not including the corresponding PPB). We will increase the Step-Up Death Benefit by the amount of each subsequent Purchase Payment (not including the corresponding PPB).

EFFECT OF WITHDRAWALS: The Step-Up Death Benefit after a withdrawal will be equal to the lesser of:

     1) The Step-Up Death Benefit immediately prior to the withdrawal minus the amount of the withdrawal (including any withdrawal charges, premium taxes, and federal and state income taxes and penalty taxes); or

     2) The Step-Up Death Benefit immediately prior to the withdrawal multiplied by the Proportional Reduction Factor described above.

RECALCULATION OF THE STEP-UP DEATH BENEFIT: On each contract anniversary prior to the older Owner's 81st birthday, we will recalculate the Step-Up Death Benefit to equal the greater of:

     1)   The Contract Value on the contract anniversary; and

     2)   The Step-Up Death Benefit on the contract anniversary.

If an Owner dies prior to a contract anniversary and we receive due proof of death on or after that anniversary, we will not recalculate the Step-Up Death Benefit on that anniversary.

CHARGE: We charge an additional daily fee equal to a percentage of Separate Account Contract Value, on an annual basis, as set forth on the Contract Schedule Page. We do not assess this fee on the Fixed Account or any money market Subaccount listed in the contract schedule.

TERMINATION: You may not terminate the Step-Up Death Benefit once it is in effect. This Rider will remain in force unless it is terminated as set forth below. The Rider will automatically terminate on the earlier of:

     1)   the Annuity Date;

     2)   upon death of any Owner; or

     3)   termination or surrender of the Contract.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

IN WITNESS WHEREOF, Commonwealth Annuity and Life Insurance Company has caused this Rider to be signed by its President and Secretary.



-------------------------------------   ----------------------------------------
                Secretary                                President